UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 16, 2008

RELIANCE STEEL & ALUMINUM CO.
(Exact name of registrant as specified in its charter)

California	001-13122	95-1142616
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
(Address of principal executive offices)
(213) 687-7700
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-2.1
EX-99.1

Item 1.01 Entry into a Definitive Material Agreement.
     On June 16, 2008 RSAC Management Corp. (“RSAC”), a California corporation that is a wholly-owned subsidiary of Reliance Steel & Aluminum Co. (the “Company”), entered into an agreement with PNA Group Holding Corporation, a Delaware corporation (“PNA Group Holding”) and its stockholders, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners – A, L.P., Platinum Equity Capital Partners – PF, L.P., and Platinum Travel Principals, LLC (collectively, the “Stockholders”), to acquire the outstanding capital stock of PNA Group headquartered in Atlanta, Georgia. RSAC will pay to the Stockholders cash consideration of $315,000,000, subject to certain adjustments. RSAC and PNA Group Holding and the Stockholders have made customary representations, warranties and covenants to one another in the Stock Purchase Agreement, including, among other things, covenants that, prior to the closing, PNA Group (i) will operate its business in the ordinary course consistent with past practice and (ii) will not engage in certain kinds of transactions. Consummation of the transaction is subject to customary conditions, including, among others, (i) the absence of any material adverse change and (ii) the expiration or earlier termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     Upon consummation of the transaction, RSAC will be obligated to offer to purchase $170,000,000 Senior Floating Rate Toggle Notes due 2013 that are outstanding under that Indenture dated February 12, 2007, issued by PNA Intermediate Holding Corporation, a wholly-owned subsidiary of PNA Group Holding, and $250,000,000 10-3/4% Senior Notes due 2016 that are outstanding under that Indenture dated as of August 15, 2006, issued by PNA Group, Inc., a wholly-owned subsidiary of PNA Intermediate Holding Corporation. If not purchased or redeemed pursuant to the terms of the Indentures, these notes will remain obligations of the issuers.
     PNA Group Holding’s subsidiaries include Delta Steel, LP, Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting and Steel, LP and Sugar Steel Corporation. Through these operating subsidiaries, PNA Group Holding processes and distributes principally carbon steel plate, bar, structural and flat-rolled products. PNA Group Holding has 23 steel service centers throughout the United States and participates in five joint ventures operating seven service centers in the United States and Mexico. PNA Group Holding’s revenues were about $1.6 billion for the twelve months ended December 31, 2007 and about $474 million for the quarter ended March 31, 2008. Current management of each of PNA Group Holding’s operating subsidiaries is expected to remain in place, although it is expected that certain changes will be made in management of the non-operating companies. The transaction is expected to be consummated within the next 60 days, subject to the satisfaction of certain conditions, including obtaining any required regulatory approvals.
     None of the Stockholders and none of the officers and directors of PNA Group Holding is affiliated with or related to the Company in any way. The purchase price was determined by negotiations between the Company, on the one hand, and the sellers, on the other. To fund the purchase price and the repayment of debt, the Company intends to draw on its syndicated bank revolving line of credit established November 9, 2006 with Bank of America, N.A. as administrative agent, and 15 banks as lenders and seek additional financing through the issuance of approximately $750 million of a combination of debt and equity securities. The sellers, through Travel Main Corporation, own certain of the real property on which facilities of PNA Group Holding and/or its subsidiaries are located. Travel Main Corporation is not to be part of PNA Group Holding at the time of the closing of the proposed transaction and any debt related to Travel Main Corporation or the real property that it owns will remain with Travel Main Corporation and the Stockholders.
     The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as an exhibit. The Stock Purchase Agreement is not intended to provide any factual information about PNA Group Holding or the Company; the representations and warranties in the Stock Purchase Agreement are made only to the other parties of the agreement and are qualified or modified by information contained in certain confidential disclosure schedules that have been provided. Accordingly, no person should rely on the representations and warranties as characterizing the actual state of facts at any time. A copy of the press release related to the transaction is also attached as an exhibit.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of June 16, 2008 by and among PNA Group Holding Corporation and its Stockholders and RSAC Management Corp.

99.1	Press Release dated June 17, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.

Dated: June 19, 2008	By	/s/ Karla Lewis
Karla Lewis
Executive Vice President, Chief Financial
Officer and Assistant Secretary

RELIANCE STEEL & ALUMINUM CO.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of June 16, 2008 by and among PNA Group Holding Corporation and its Stockholders and RSAC Management Corp.

99.1	Press Release dated June 17, 2008.